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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2002

Dial Thru International Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	0-22636 (Commission File No.)	75-2461665 (I.R.S. Employer Identification No.)

17383 Sunset Boulevard, Suite 350
Los Angeles, California 90272
(Address of principal executive offices, including zip code)

(310) 566-1700
(Registrant's telephone number, including area code)

Item 4. Changes in Registrant's Certifying Accountant

(a)
Previous independent accountant

    On August 2, 2002, Dial Thru International Corporation ("Dial Thru") received a letter from the Securities and Exchange Commission ("SEC") notifying Dial Thru that its independent auditor, Arthur Andersen LLP ("Andersen"), in connection with the wind-down of Andersen's business, had notified the SEC that it would be unable to perform future audit services for Dial Thru effective immediately. Dial Thru did not receive a copy of this notification directly from Andersen. Dial Thru's Audit Committee is aware that Andersen is unable to continue as Dial Thru's independent accountant and upon its recommendation Dial Thru is currently engaging in discussions with other independent accounting firms and plans to engage a new firm subject to approval by Dial Thru's Board of Directors and the completion of that firm's formal acceptance procedures.

    The audit report of Andersen on the consolidated financial statements of Dial Thru as of and for the year ended October 31, 2001, its most recent fiscal year, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, other than a modification as to the uncertainty of Dial Thru's ability to continue as a going concern. Dial Thru's financial statements for its prior fiscal years were audited by other accounting firms.

    In connection with the audit for the most recent fiscal year and through August 7, 2002, there have been no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Andersen would have caused them to make reference to them in their report on the financial statements for those periods.

    During the most recent fiscal year and through August 7, 2002, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

    The letter from Andersen to the SEC required by Item 304 of Regulation S-K has been omitted pursuant to item 304T(b)(2) of regulation S-K as such letter could not be obtained after reasonable efforts.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAL THRU INTERNATIONAL CORPORATION
Date: August 8, 2002	By:	/s/ ALLEN SCIARILLO Allen Sciarillo Chief Financial Officer, Secretary, (Principal Accounting Officer and Principal Financial Officer) and Director

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FORM 8-K
Item 4. Changes in Registrant's Certifying Accountant
SIGNATURES